Exhibit 99.1

Bio-Path Holdings to Present Data at 2016 American Society of

Clinical Oncology Annual Meeting

HOUSTON—May 19, 2016 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced an upcoming poster discussion presentation at the 2016 American Society of Clinical Oncology (ASCO) Annual Meeting, taking place from June 3-7, 2016 in Chicago, IL. Dr. Maro Ohanian, Assistant Professor at the University of Texas MD Anderson Cancer Center will present data from the Company's completed Phase I clinical trial and from the safety segment of the Phase II trial of BP1001 in combination with low-dose cytarabine (LDAC), including initial efficacy results. Notably, there were no dose-limiting toxicities observed in the safety segment and three of the six evaluable acute myeloid leukemia (AML) patients achieved complete remission, suggesting possible AML disease inhibition.

Details for the poster presentation are as follows:

Date: Monday, June 6, 2016

Presentation Time: 8:00 am – 12:45 pm Central Time

Location: Hall A, McCormick Place

Session: Hematologic Malignancies – Leukemia, Myelodysplastic Syndromes, and Allotransplant

Abstract: 7010

Title: “Phase I Study of BP1001 (Liposomal Grb2 Antisense) in Patients with Hematologic Malignancies” (Link to abstract)

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, BP1001 (Liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369

Media

Tony Plohoros

6 Degrees

908-591-2839

tplohoros@6degreespr.com